Exhibit 99.1

Ampio Provides Update of Manufacturing Plans for Zertane™

GREENWOOD VILLAGE, Colo., September 12, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (AMPE), a clinical stage biopharmaceutical company, with repurposed drugs and new molecular entities (NMEs) that treat inflammatory diseases, including osteoarthritis, diabetic macular edema (DME) and sexual dysfunction announced today that it has entered into a definitive agreement with Ethypharm Ltd for the manufacturing of Zertane™, Ampio’s drug for the treatment of premature ejaculation. Zertane™ is a specially formulated orally disintegrating tablet (ODT) manufactured by Ethypharm under patented processes jointly owned by Ethypharm and Ampio. (Ampio acquired the ODT formulation technology from Valeant in December of 2011).

This agreement and the manufactured drug will be used to:

•

Complete the IND for the conduct of pivotal trials of Zertane™ in the USA as agreed with the FDA. This includes the delivery of the final packaged drug as well as all documentation necessary for registration and approval processes with the FDA and other regulatory agencies.

•

Complete the registration package for approval of Zertane™ by the TGA in Australia (based on the completed phase 3 trials conducted in Europe), which will be used for approval in multiple countries, including South Korea and Brazil where Ampio has secured licensing agreements.

•	Finalize pricing of Zertane™ for launch in countries outside the USA and provide clarity for licensing negotiations with additional potential partners.

About Ethypharm

Ethypharm is a privately held French company established in 1977 with 800 employees worldwide and close to 2 billion doses delivered to the market in 2011. Ethypharm is one of the leading pharmaceutical companies dedicated to the development of advanced drug delivery systems. Its patented technologies include bioavailability enhancement of poorly soluble drugs, custom release profiles, fixed dose combination and taste-masking/orally disintegrating tablet (ODT) formulations offer multiple benefits for patients by improving efficacy, administration, compliance, and reduction of side-effects. Ethypharm provides its worldwide base clients with customized innovative solutions for the life cycle management of their drug Products.

About Zertane™

Zertane™ is a repurposed oral drug to treat premature ejaculation, a condition that has a major impact on the quality of life for men and their sexual partners. The active ingredient in Zertane™ has multiple mechanisms of actions that can delay ejaculation. This drug also has an excellent safety record established during 30 years of human use for other medical indications. These unique pharmaceutical qualities, exceptional human safety record, and a distinctive non-standard dosage and formulation (ODT-Orally Dissolving Tablets) not available in generic form, differentiate Zertane™ from other treatments for premature ejaculation. Zertane™ is taken as needed (on-demand) before sexual activity, not requiring a daily dose to be effective.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Rick Giles, Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500